Exhibit 10.1

Amendment No. 1 to the 2020 Stock Option and Incentive Plan

In accordance with Section 16 of Kymera Therapeutics, Inc. (the “Corporation”) 2020 Stock Option and Incentive Plan (the “Plan”), the Plan is hereby amended as follows, subject to approval of the Corporation’s stockholders:

1.	Section 1 of the Plan is hereby amended to include the following as a new definition:

“Outstanding Shares” means, as of a specified date, the sum of (a) number of shares of Stock issued and outstanding and (b) the number of shares of Stock issuable pursuant to the exercise of any outstanding, pre-funded warrants to acquire Stock for a nominal exercise price.

2.	The first sentence of Section 3(a) of the Plan is hereby deleted and replaced as follows:

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 4,457,370 shares (the “Initial Limit”), subject to adjustment as provided in this Section 3, plus on January 1, 2021 and each January 1 thereafter, the number of shares of Stock reserved and available for issuance under the Plan shall be cumulatively increased by (i) four percent of the Outstanding Shares on the immediately preceding December 31 or (ii) such lesser number of shares as determined by the Administrator (the “Annual Increase”).

This Amendment No. 1 to the Plan (this “Amendment”) constitutes an integral part of the Plan. For all purposes of this Amendment, capitalized terms used herein without definition shall have the meanings specified in the Plan, as the Plan shall be in effect on the date hereof after giving effect to the Amendment.

Except as set forth herein, all of the terms and conditions of the Plan, as in effect prior to the effectiveness of this Amendment, shall continue to remain in full force and effect as originally stated therein.

ADOPTED BY BOARD OF DIRECTORS: April 17, 2024

DATE APPROVED BY STOCKHOLDERS: June 18, 2024